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                                                                    EXHIBIT 99.1


                 FIRST MERCHANTS SEEKS CHAPTER 11 PROTECTION


DEERFIELD, Ill. -- (BUSINESS WIRE) -- July 11, 1997 -- First Merchants Acceptance Corp. (NASDAQ:FMACE) announced that it filed a petition today in the United States Bankruptcy Court in Delaware for protection under Chapter 11 of the Bankruptcy Code.

Earlier this week, First Merchants announced that it was in default under its loan agreement with its bank group, as well as under the Indentures that govern two series of subordinated notes which it issued. The company had also earlier announced that the bank group had ceased honoring its checks, and indicated that it might seek Bankruptcy Code protection.

The company has negotiated a debtor in possession financing facility with Ugly Duckling Corp. which will be presented early next week for Bankruptcy Court approval.

William Plamondon, First Merchants' president and CEO, stated that he was "pleased with the new financing" because it "provides a meaningful opportunity to reorganize, including the resumption of contract purchases." Plamondon is part of a new management team brought in last April after the company dismissed certain prior executive officers following the discovery of irregularities involving unauthorized entries in its financial records.

First Merchants is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. The company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers and financial institutions in 37 states.

Safe Harbor Language

This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management's plans and objectives. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the availability of financing on terms and conditions acceptable to the company, the ability of the company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the company and changes in the quality or composition of the serviced finance contract receivable portfolio. Certain of these as well as other risks and uncertainties are described in more detail in the company's Annual Report on Form 10-K, as amended for the period ended Dec. 31, 1996. The company undertakes no obligation to update any such factor or to publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.